CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus dated November 1, 2024, and included in Post-Effective Amendment No. 75 to the Registration Statement (Form N-1A, File No. 002-62436) of Pioneer Bond Fund (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated August 28, 2023, with respect to the financial statements and financial highlights of Pioneer Bond Fund included in the Annual Report to Shareholders (Form N-CSR) for the year ended June 30, 2023 into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 22, 2024